Exhibit-99.IND PUB ACCT

EXHIBIT (a)(4)

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registeredpublic accounting firm of Yorktown Growth Fund, Yorktown Capital Allocation Fund,Yorktown Multi-Sector Bond Fund, Yorktown Short Term Bond Fund, Yorktown MasterAllocation Fund, and Yorktown Small Cap Fund, each a series of American PensionInvestors Trust. The Audit Committee of the Board of Trustees approved the replacementof BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investmentmanagement group.

The report of BBD on the financial statements of the Funds as of and for the fiscal yearsended 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, andwere not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended 2022 and 2021, and during the subsequent interim period through March 6, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On March 10, 2023, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen & Company, Ltd. as the Funds’ independent registered public accounting firm for the fiscal year ending January 31, 2023.

During the fiscal years ended 2022 and 2021, and during the subsequent interim period through March 10, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSR

April 6, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Yorktown Growth Fund, Yorktown Capital Appreciation Fund, Yorktown Multi-Sector Bond Fund, Yorktown Short Term Bond Fund, Yorktown Master Allocation Fund, and Yorktown Small Cap Fund, each a series of American Pension Investors Trust

Commission File Number 811-04262

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of American Pension Investors Trust, dated April 6, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

s/BBD, LLP